Exhibit 99.1

Capitol Acquisition Corp. II Shareholders Approve Extension to

Consummate Merger with Lindblad Expeditions

WASHINGTON, May 14, 2015 – Capitol Acquisition Corp. II (NASDAQ: CLAC; "Capitol") today announced that it has received stockholder approval to extend the date by which it must complete a business combination to July 31, 2015 (the “Extension”).

Capitol obtained the Extension in order to allow more time to complete its previously announced business combination with Lindblad Expeditions, Inc. (“Lindblad”). While the Extension allows Capitol until July 31, 2015 to complete the business combination, Capitol anticipates closing the proposed business combination by June 30, 2015.

At the special meeting held to approve the Extension, Capitol also received stockholder approval to allow holders of public shares in Capitol to convert their shares into a pro rata portion of the cash held in Capitol’s trust account in connection with the Extension. One shareholder exercised such right for 28 shares, representing a redemption amount of $280. A total of approximately $200 million, including interest earned on the funds in trust, remains in Capitol’s trust account to be used in the business combination with Lindblad.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed business combination with Lindblad, Capitol has filed a preliminary proxy statement with the SEC to be used at its special meeting in lieu of annual meeting of stockholders to approve the proposed business combination and certain other related matters. Stockholders are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the solicitation of proxies for such meeting because the proxy statement will contain important information. Such persons can also read Capitol’s final prospectus, dated May 10, 2013, and Capitol’s annual report on Form 10-K for the fiscal year ended December 31, 2014 for a description of the security holdings of the Capitol officers and directors and their interests as security holders in the successful consummation of the proposed business combination. The definitive proxy statement will be mailed to stockholders as of a record date established for the meeting. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C. 20004. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

About Capitol Acquisition Corp. II

Capitol Acquisition Corp. II is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol is led by Chairman and Chief Executive Officer Mark D. Ein, and Director and Chief Financial Officer L. Dyson Dryden. Capitol's securities are quoted on the NASDAQ stock exchange under the ticker symbols CLAC, CLACW and CLACU. The company, which raised $200 million of cash proceeds in an initial public offering in May 2013, is Mark Ein's second publicly traded acquisition vehicle. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: "TWO"), a leading mortgage real estate investment trust (REIT) with a current market capitalization of more than $3.8 billion.

FORWARD LOOKING STATEMENTS

This written communication contains forward-looking statements that involve risks and uncertainties concerning Capitol’s proposed business combination with Lindblad, Lindblad’s expected financial performance, as well as its strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the proposed business combination will not close or that the closing may be delayed; the reaction of Lindblad’s customers to the proposed business combination; general economic conditions; or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. In addition, please refer to the documents that Capitol files with the SEC. The filings by Capitol identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Capitol is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.